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                                                                     EXHIBIT 5.1

                         [VINSON & ELKINS LETTERHEAD]

                                August 21, 1995

HarCor Energy, Inc.
Five Post Oak Park
4400 Post Oak Parkway, Suite 2220
Houston, Texas 77027

Gentlemen:

         We have acted as counsel for HarCor Energy, Inc., a Delaware corporation (the "Company") in connection with the proposed issuance of up to $65,000,000 aggregate principal amount of its 14 7/8% Senior Secured Notes due 2002, Series B (the "Exchange Notes") which are to be offered by the Company (the "Exchange Offer") to the holders of the Company's 14 7/8% Senior Secured Notes due 2002, Series A (the "Series A Notes") in exchange for a like principal amount of their Series A Notes. The Series A Notes have been, and the Exchange Notes are proposed to be, issued under an Indenture dated as of July 24, 1995 (the "Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee (the "Trustee"). The Exchange Notes and the Series A Notes are guaranteed (the "Guarantees") by the Company's two wholly-owned subsidiaries, Warrior, Inc., a Texas corporation ("Warrior"), and HTAC Investments, Inc., a California corporation ("HTAC").

         In this connection, we have examined the certificates representing the Series A Notes and the Exchange Notes, the Guarantees, and the Indenture and copies, certified or otherwise identified to our satisfaction, of such corporate documents and records of the Company, including its Certificate of Incorporation and Bylaws, as we have deemed necessary for the purposes of this opinion. We have also examined certain certificates and facsimile transmissions of or from public officials and officers of the Company and the Trustee and we have relied on such certificates and facsimile transmissions with respect to the factual matters contained therein which we have not independently established.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
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HarCor Energy, Inc.
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August 21, 1995



         2. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding instrument of the Company enforceable against it in accordance with its terms.

         3. The Exchange Notes have been duly authorized by the Company, and, when authenticated and delivered as provided in the Indenture and issued by the Company upon receipt by the Company and cancellation of a like principal amount of Series A Notes in accordance with the terms of the Exchange Offer, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture.

         4. The Guarantees of the Exchange Notes have been duly authorized, executed and delivered by Warrior and HTAC and when issued by Warrior and HTAC in accordance with the terms of the Exchange Offer will constitute legal, valid and binding obligations of Warrior and HTAC entitled to the benefits of the Indenture.

         The opinions expressed in paragraphs 2, 3 and 4 above are qualified to the extent that the enforceability of the Exchange Notes, the Guarantees of the Exchange Notes and the Indenture may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws or decisions relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         In rendering the foregoing opinion we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, and the signatures on all documents examined by us are genuine.

         The opinions expressed herein relate solely to, are based solely on and are limited exclusively to the laws of the State of Texas, the General Corporation Law of the State of Delaware and United States federal law.

         This opinion is rendered as of the effective date of the Registration Statement on Form S-4 to which this opinion is an Exhibit. We hereby consent to the use of our name in the Registration Statement under the heading "Legal Matters".

                                                   Very truly yours,



                                                   VINSON & ELKINS L.L.P.